Exhibit 99.1

Michael Cola Joins the Board of Directors of Vanda Pharmaceuticals

WASHINGTON, DC – June 18, 2012 – Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), announced today that Michael Cola has joined Vanda’s Board of Directors. Mr. Cola will also serve as a member of the Audit Committee of the Board replacing Howard Pien, who will continue to serve as the Chairman of the Board and as a member of each of the Compensation Committee and the Nominating/Corporate Governance Committee of the Board. In connection with Mr. Cola’s election, the Board has increased the number of directors to seven.

“I would like to personally welcome Mike to our Board,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda. “We are very fortunate to have someone with his breadth of pharmaceutical industry and leadership experience on our Board as we continue to develop and commercialize our clinical assets.”

Mr. Cola served as President of Shire plc’s Specialty Pharmaceuticals business from 2007 until April 2012. Mr. Cola joined Shire in July 2005 as Executive Vice President for Global Therapeutic Business Units and Portfolio Management prior to being named President of the Specialty Pharmaceuticals business. Prior to joining Shire, Mr. Cola spent more than five years at Safeguard Scientifics, where he served as President of the Life Sciences Group. As part of his role with Safeguard Scientifics, Cola served as Chairman and CEO of Clarient, a cancer diagnostics company, and Chairman of Laureate Pharma, a full service contract manufacturing organization serving research based biologics companies. Prior to joining Safeguard Scientifics, Mr. Cola held progressively senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and later with AstraZeneca. Mr. Cola currently serves on the Board of Directors of NuPathe Pharmaceuticals, is a member of the Board of Trustees of Ursinus College, and a member of the Board of Directors of Pennsylvania Bio, the statewide association representing the biosciences community. Mr. Cola received his Bachelor of Arts degree in biology and physics from Ursinus College and his Master of Science degree in biomedical science from Drexel University.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

Company Contact:

Cristina Murphy

Senior Communications Manager

Vanda Pharmaceuticals Inc.

(202) 734-3414

cristina.murphy@vandapharma.com

SOURCE Vanda Pharmaceuticals Inc.